Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Pharmaceuticals Reports First Quarter 2012 Financial Results

Rockville, MD, June 7, 2012 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today reported consolidated financial results for the first quarter of 2012, and provided an update on key accomplishments to date and expected milestones for 2012.

“We are very excited to be a public company, and look forward to building a successful commercial enterprise, starting with the launch of our first two central nervous system, or CNS, products” said Jack A. Khattar, President and CEO of Supernus. “We continue to have an active dialogue with the FDA regarding the filings for SPN-538 and SPN-804. We continue to build out the infrastructure for both the sales and marketing commercial teams as planned. With respect to our product pipeline, we are pleased to report that our Phase IIb trial for SPN-810 is now fully recruited with 120 patients.”

First quarter 2012 Financial Results

•                  Cash, cash equivalents and unrestricted marketable securities of $37.4 million at March 31, 2012.

•                  Research and development (R&D) expense for first quarter 2012 was $5.4 million compared with $7.5 million in 2011.  The decrease was primarily due to the conclusion of the SPN-538 and SPN-804 clinical trials in 2011.

•                  General and administrative (G&A) expense for first quarter 2012 was $2.7 million compared with $1.7 million in 2011. The increase was primarily due to higher sales and marketing infrastructure expenses, as we prepare to launch SPN-538 and SPN-804.

•                  Net loss applicable to common shareholders for first quarter 2012 was $10.1 million or $6.05 per common share (based on 1.7 million weighted average shares outstanding), compared with $11.9 million, or $7.48 per common share, for 2011 (based on 1.6 million weighted average shares outstanding).

•                  Net loss per share has been adjusted for the 4 for 1 reverse stock split in April 2012, but does not include the impact of the conversion of the preferred stock into 12.5 million shares of common stock concurrent with the IPO, nor the additional shares issued consequent to the IPO.

Liquidity and Capital Resources

Supernus continues to expect cash burn to range from $65 million to $70 million for calendar year 2012.  In May 2012, the Company realized cash proceeds of $47.6 million from the initial public offering of its common stock and underwriter’s exercise of the overallotment option, after applying financing costs of approximately $3.3 million.  These costs were incurred and paid from 2010 through 2012 throughout the initial public offering process.  Based on our current plans, Supernus continues to anticipate that this capital should be sufficient to fund operations into the second quarter of 2013.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company is developing several product candidates in neurology and psychiatry to address large market opportunities in epilepsy and ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-538 (extended-release topiramate) and SPN-804 (extended-release-oxcarbazepine) for epilepsy, SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s respective PDUFA dates for product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

SUPERNUS PHARMACEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31, 2011	March 31, 2012

Total revenues	$—	208

Operating expenses:
Research and development	7,451	5,358
General and administrative	1,747	2,728
Total operating expenses	9,198	8,086

Operating loss	(9,198)	(7,878)
Other income (expense):
Interest income	15	19
Interest expense	(360)	(962)
Other	(172)	(456)

Net loss from continuing operatiopns	(9,715)	(9,277)
Discontinued operations	(1,334)	—
Net loss	$(11,049)	$(9,277)
Cumulative Dividends on Preferred Stock	$(858)	$(858)
Net loss attributable to common shareholders	$(11,907)	$(10,135)

Net loss per share - basic & diluted	$(7.48)	$(6.05)
Weighted average number of shares outstanding (post-split)	1,592,762	1,676,442

SUPERNUS PHARMACEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December, 31	March 31,
	2011	2012
Cash, cash equivalents and marketable securities	$48,544	$37,379
Other current assets	855	1,038
Total current assets	49,399	38,417
Property and equipment, net	1,310	1,183
Deferred financing costs	2,054	2,686
Other long-term assets	967	916
Total Assets	53,730	43,202

Accounts payable and accrued expenses	$11,625	$10,238
Secured notes payable, current	6,775	9,171
Other current liabilities	370	503
Total current liabilities	18,770	19,912
Secured notes payable, long-term	22,711	19,926
Other liabilities	2,806	3,090
Total Liabilities	44,287	42,928

Total Stockholders’ Equity	9,443	274
Total Liabilities & Stockholders Equity	$53,730	$43,202